Exhibit 99.1

                Schnitzer Steel Reports Record Quarterly Results

             Company Announces Increased Share Repurchase Authority


     PORTLAND, Ore.--(BUSINESS WIRE)--Nov. 7, 2006--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported record quarterly net income for the fiscal 2006 fourth quarter ended August 31, 2006 of $50 million, or $1.62 per diluted share. During the quarter, the Company finalized the purchase accounting for the separation of its joint ventures with Hugo Neu Corporation and as a result, net income was increased by the recognition of an additional gain of $1 million (after tax). Excluding the additional gain, net income for the quarter was a record $49 million, or $1.58 per diluted share. Revenues of $605 million and operating income of $77 million were also quarterly records.

     For the year ended August 31, 2006 the Company reported net income of $143 million, or $4.65 per diluted share. Included in year-to-date net income was a gain of $35 million (after tax) related to the disposition of the Hugo Neu joint venture assets. Net income was also reduced by a charge of $15 million relating to a reserve taken by the Company for the estimated settlement of the SEC and Department of Justice investigations into the Company's past payment practices in Asia. Excluding the gain from the disposition of joint venture assets and the charge for the investigation reserve, fiscal 2006 net income was $122 million, or $3.97 per diluted share.


 (in millions, except per-    Fourth   Fourth    Third
         share data)          Quarter  Quarter  Quarter Fiscal  Fiscal
                               2006     2005     2006    2006    2005
----------------------------------------------------------------------
Revenues                       $ 605    $ 196    $ 506  $1,855  $ 853
----------------------------------------------------------------------
Net Income                     $  50    $  34    $  30  $  143  $ 147
----------------------------------------------------------------------
Diluted EPS                    $1.62    $1.11    $0.98  $ 4.65  $4.72
----------------------------------------------------------------------
Gain on Asset Disposition
 (net of tax)                  $   1       --       --  $   35     --
----------------------------------------------------------------------
Charge for Investigation
 Reserve                          --       --     ($ 4)   ($15)    --
----------------------------------------------------------------------
Net Income excluding Gain on
 Asset Disposition and
 Charge for Investigation
 Reserve                       $  49    $  34    $  34  $  122  $ 147
----------------------------------------------------------------------
Diluted EPS excluding Gain
 on Asset Disposition and
 Charge for Investigation
 Reserve                       $1.58    $1.11    $1.11  $ 3.97  $4.72
----------------------------------------------------------------------


     Share Repurchase:

     The Company announced today that its Board of Directors has approved the repurchase of up to 4.7 million shares, or 15% of the total shares outstanding. The Company had 1.7 million shares remaining under previous Board approvals. The Board has increased that authority by 3.0 million shares. The timing and amount of the repurchases will be determined at the discretion of the Company's management based on a number of factors, including the availability of capital, other capital allocation alternatives and market conditions for the Company's common stock. The share repurchase program does not require the Company to acquire any specific number of shares, may be suspended, extended or terminated by the Company at any time without prior notice and may be executed through open market purchases or privately negotiated transactions or utilizing Rule 10b5-1 programs.

     "2006 was a transformational year for Schnitzer Steel as we closed and substantially completed the integration of several acquisitions which significantly increased the Company's size and geographic presence," said John Carter, President and CEO. "We also made good progress on several major capital improvement projects designed to improve our long-term competitiveness. We continued our focus on managing the operating factors within our control in order to take maximum advantage of the positive long-term markets in which we operate. We are pleased with our results for the year and are optimistic about the outlook for 2007."

     Commenting on the share repurchase program, Mr. Carter said, "We believe the Company continues to have attractive opportunities to create value for our shareholders by reinvesting capital in improvements to our equipment and infrastructure and through disciplined acquisitions in the Metals Recycling and Auto Parts Businesses. Our strong operating cash flows and balance sheet provide us with the flexibility to continue these initiatives while returning capital to our shareholders through the repurchase of outstanding shares."

     Turning to the Company's strong fourth quarter results, Mr. Carter said, "We achieved record net income due to impressive performance by all of our business segments. The Metals Recycling Business had another substantial quarter over quarter increase in operating income due to an increase in sales volumes, higher prices for both ferrous and nonferrous metal and improved productivity. Export selling prices outpaced the rise in domestic ferrous prices, which resulted in a widening of margins."

     "Our Steel Manufacturing Business ended a record year by continuing to benefit from strong West Coast demand for steel products and productivity improvements at the mill. Our Auto Parts Business posted record quarterly operating income due to improved performance at our recently acquired full-service operation as well as higher retail and wholesale sales."

     Metals Recycling Business

     The Metals Recycling segment continues to benefit from strong worldwide fundamentals for scrap metal producers and improved operating efficiencies as it posted its third consecutive quarterly increase in operating income.

($ in millions,
 except selling
 prices; ferrous
 volume in
 thousand long
 tons, non-
 ferrous volumes  Fourth   Fourth    Third
 in million       Quarter   Quarter  Quarter     Fiscal       Fiscal
 pounds)           2006      2005     2006        2006         2005
----------------------------------------------------------------------
Total Revenues   $    487  $   117  $    383  $      1,407  $     580
----------------------------------------------------------------------
Ferrous Revenues $    387  $    97  $    297  $      1,132  $     488
----------------------------------------------------------------------
Ferrous Volumes
 (Processing/
Trading)          942/459   418/--   886/351   3,289/1,272   1,865/--
----------------------------------------------------------------------
Avg. Net Ferrous
 Sales Prices
 ($/LT)(1)
(Processing/
Trading)         $243/253  $211/--  $210/222  $    215/226  $  230/--
----------------------------------------------------------------------
Non-Ferrous
 Volumes               87       32        92           301        126
----------------------------------------------------------------------
Avg. Net Non-
 Ferrous Sales
 Prices
 ($/LB)(1)       $   1.08  $   .58  $    .92  $        .87  $     .56
----------------------------------------------------------------------
Operating Income $     60  $    22  $     33  $        128  $     112
----------------------------------------------------------------------

(1) Sales prices are shown net of freight

     Revenues from the Metals Recycling Business increased 27% over the third quarter of fiscal 2006. The increase was a result of higher ferrous sales volumes and higher sales prices for ferrous and nonferrous materials.

     The worldwide markets for scrap metal strengthened during the quarter, and export prices rose more quickly than domestic prices.

     Operating income improved 84% from the third quarter due to higher shipping volumes, higher ferrous and nonferrous selling prices and lower unit processing costs. The Company also recognized approximately $8 million in income from the reassessment of inventory values at its Tacoma and Portland facilities. The Company estimates the value of recycled metal in cost of goods sold based on a number of assumptions, which can be evaluated when scrap piles are reduced to minimal levels due to sales activity. When actual levels differ from estimates, the inventory is revalued and any change flows directly into operating income.

     Revenues and operating income in the Global Trading business increased significantly from the third quarter due to higher shipping volumes and higher average prices.

     Auto Parts Business

     The Auto Parts Business reported record quarterly operating income.

($ in millions, except     Fourth  Fourth    Third
 locations)                Quarter  Quarter Quarter  Fiscal   Fiscal
                            2006     2005    2006     2006     2005
----------------------------------------------------------------------
Revenues                      $64      $29     $58     $218      $108
----------------------------------------------------------------------
Operating Income              $ 9      $ 6     $ 8     $ 28      $ 28
----------------------------------------------------------------------
Locations (end of quarter)     51       30      50       51        30
----------------------------------------------------------------------


     Revenues for the Auto Parts Business increased slightly over the seasonally stronger third quarter due to the impact of recently converted self-service stores, higher prices for scrapped cars and improved full-service revenue.

     Fourth quarter operating income increased 18% from the third quarter's primarily due to higher overall revenues and wider margins from the full-service operation and from the sale of cores and scrapped cars. The full service operation recorded its second consecutive quarter of profitability as the Company's initiatives to integrate its operations continued ahead of schedule.

     Steel Manufacturing Business

     The Steel Manufacturing Business completed a record year for operating income with its fourth consecutive record quarter.


($ in millions, except    Fourth   Fourth   Third
 selling prices; volume   Quarter Quarter  Quarter  Fiscal    Fiscal
 in thousand tons)         2006     2005    2006     2006      2005
----------------------------------------------------------------------
Revenues                    $104     $ 87    $104     $387       $315
----------------------------------------------------------------------
Avg. Net Sales Prices
 ($/T)                      $548     $493    $523     $528       $512
----------------------------------------------------------------------
Sales Volume                 181      170     190      703        593
----------------------------------------------------------------------
Operating Income            $ 21     $ 11    $ 21     $ 75       $ 43
----------------------------------------------------------------------


     Revenues for the Steel Manufacturing Business approximated the third quarter of fiscal 2006 as record selling prices were offset by slightly lower production and sales volumes. On a year-over-year basis, revenues rose 19% compared to the fourth quarter of fiscal 2005 due to higher prices and sales volumes. The West Coast market for long steel products remained strong.

     Operating income approximated the record levels of the third quarter and was 91% higher than in the same period last year. Higher net sales prices more than offset higher purchase costs for scrap metal and lower volumes, resulting in margins which were up slightly from the third quarter.

     Outlook

     The Company said the factors that will affect its results in the first quarter of fiscal 2007 include:

     Metals Recycling Business:

     Pricing. The export markets are expected to remain strong, but volatile. Based on sales booked to date and the Company's current view of the market, average net selling prices are expected to be $10-$20 per ton lower than the near-record prices received in the fourth quarter. In addition, the average prices obtained for nonferrous materials are expected to be 15-20% lower than fourth quarter prices, resulting in lower margins from nonferrous materials obtained through the Company's shredding operations.

     Sales volumes. Ferrous scrap volumes in the domestic processing business are expected approximate the fourth quarter. First quarter shipments from the Boston facility originally planned for the fourth quarter are expected to offset lower volumes due to the shutdown of the Oakland shredder and the timing of Portland and Tacoma shipments which occurred late in the fourth quarter. Based on sales booked to date, ferrous processing sales volumes in the first quarter are currently expected to be between 900 and 950 thousand tons. The lower volume of material being processed through the Company's shredders will also result in a 10-15% reduction in overall nonferrous volumes.

     Margins. The shutdown of the Oakland facility will contribute to higher processing costs and lower overall West Coast volumes, which typically carry higher margins than sales in other regions. These factors, along with lower overall market prices, are expected to result in margins during the first quarter which are significantly lower than fourth quarter margins, which also benefited from positive adjustments to inventory valuations. A number of these factors are expected to be temporary in nature and are not expected to have the same impact on margins during the remainder of fiscal 2007. In addition, first quarter margins are expected to be improved over the first quarter of fiscal 2006.

     Auto Parts Business:

     Revenues. Revenues are expected to decline slightly from the fourth quarter of fiscal 2006 as lower prices for cores and scrapped cars offset normal seasonal improvements in retail parts sales and admissions revenues. Compared to the first quarter of fiscal 2006, revenues are expected to be higher due to improved revenues from the full-service operation, higher prices for cores and scrapped cars and the impact of the self-service conversion stores.

     Margins. Margins in the first quarter are expected to improve slightly from the fourth quarter due to higher same store retail sales, improved results at the self-service conversion stores and a lower average inventory cost for purchased autos than during the fourth quarter of fiscal 2006.

     The integration of the GreenLeaf operation resulted in the conversion of one additional full-service location to a self-service store in October 2006, bringing the number of self-service stores to 35. Margins on the five conversion stores will continue to lag the existing self-service stores until such time as they become established in the markets in which they operate.

     The full-service operation is expected to be profitable for the third consecutive quarter.

     Steel Manufacturing Business:

     Pricing. The Company continues to see good demand for all its products despite some slowing in the residential construction market on the West Coast. Even with significant on-going competition from imports, the Company expects average prices for the first quarter to remain strong and decline only $10-$15 from the record prices in the recently completed fourth quarter. Prices are also expected to be higher than the $517/ton average in the first quarter of 2006.

     Sales Volumes. The Company continues to see good demand for finished steel products, but believes slightly softer demand will impact product delivered. As a result, first quarter sales volumes are expected to be higher than the 166,000 tons shipped in the first quarter of 2006 and lower than the 181,000 tons shipped during the fourth quarter.

     Executive Appointment

     The Company announced today the appointment of Tamara Adler Lundgren to the position of Executive Vice President and Chief Operating Officer. Ms. Lundgren joined the Company in September 2005 and most recently held the position of Executive Vice President, Strategy and Investments. Prior to joining the Company, she was an investment banker. In her new role, Ms. Lundgren will be responsible for the day to day operations of the Company and continue to report to John D. Carter, President and Chief Executive Officer.

     Fourth Quarter 2006 Conference Call

     A conference call to discuss results will be held today, November 7, 2006, at 11:30 a.m. EDT, hosted by John Carter, President and Chief Executive Officer, and Greg Witherspoon, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

     Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 28 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 35 self service facilities and 17 full service facilities located in 14 states and in western Canada. With an annual production capacity of 700,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 100th year of operations in 2006.

     This news release includes four non-GAAP financial measures: net income and net income per diluted share excluding a gain on disposition of joint venture assets and net income and net income per diluted share excluding a gain on disposition of joint venture assets and charge for investigation reserve. Management believes that by excluding the impact of the gain and the charge for the investigation reserve, these measures allow for better comparisons to prior periods and provide a better insight into the Company's operating performance.

     This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected pricing, sales volume, margins and operating income, and such statements can be identified generally because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements,are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; loss of key personnel; business integration issues relating to acquisitions of businesses; the Company's ability to successfully implement its compliance program; the market price for the Company's common stock; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

     For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.


                        SCHNITZER STEEL INDUSTRIES, INC.
                              FINANCIAL HIGHLIGHTS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                         For the Three Months  For the Twelve Months
                                 Ended                  Ended
                         --------------------- -----------------------
                         August 31, August 31,  August 31,  August 31,
                           2006       2005        2006        2005
                         ---------- ---------- ------------ ----------
REVENUES:

Metals Recycling
 Business:
  Ferrous sales:
    Processing            $258,738   $ 96,883  $   801,223  $ 488,206
    Trading                128,697                 330,296
  Nonferrous sales          95,989     18,710      266,421     70,747
  Other sales                3,816      1,386        8,843     21,194
                         ---------- ---------- ------------ ----------
    Total sales            487,240    116,979    1,406,783    580,147

Auto Parts Business         63,989     28,994      218,130    107,808
Steel Manufacturing
 Business                  103,867     87,283      386,610    315,476
Intercompany sales
 eliminations              (50,467)   (37,576)    (156,808)  (150,353)
                         ---------- ---------- ------------ ----------
    Total                 $604,629   $195,680  $ 1,854,715  $ 853,078
                         ========== ========== ============ ==========

INCOME (LOSS) FROM
 OPERATIONS:

Metals Recycling
 Business:
    Processing            $ 59,556   $ 18,717  $   125,559  $ 111,702
    Trading                  2,093                   2,130
Auto Parts Business          9,195      6,036       28,334     28,080
Steel Manufacturing
 Business                   21,424     11,135       74,791     42,661
Joint ventures                         21,809                  69,630
Corporate expense          (14,420)    (6,324)     (55,693)   (20,817)
Intercompany eliminations   (1,201)     1,808          (57)      (185)

                         ---------- ---------- ------------ ----------
    Total                 $ 76,647   $ 53,181  $   175,064  $ 231,071
                         ========== ========== ============ ==========



NET INCOME                $ 50,215   $ 34,442  $   143,068  $ 146,867
                         ========== ========== ============ ==========

BASIC EARNINGS PER SHARE  $   1.63   $   1.13  $      4.68  $    4.83
                         ========== ========== ============ ==========

DILUTED EARNINGS PER
 SHARE                    $   1.62   $   1.11  $      4.65  $    4.72
                         ========== ========== ============ ==========
SHARE INFORMATION
 (THOUSANDS):
   Basic shares
    outstanding             30,754     30,473       30,597     30,427
                         ========== ========== ============ ==========

   Diluted shares
    outstanding             30,927     31,012       30,796     31,096
                         ========== ========== ============ ==========


                        SCHNITZER STEEL INDUSTRIES, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                    (in thousands, except per share amounts)
                                   (Unaudited)

                        For the Three Months   For the Twelve Months
                                Ended                   Ended
                       ----------------------- -----------------------
                       August 31,  August 31,  August 31,  August 31,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------


 Revenues                $604,629    $195,680  $1,854,715    $853,078
                       ----------- ----------- ----------- -----------


Cost of goods sold        485,818     147,570   1,526,990     621,583
Environmental matter                                           11,951
Selling, general and
 administrative            43,655      16,737     156,862      58,103
                       ----------- ----------- ----------- -----------

Income from wholly-
 owned operations          75,156      31,373     170,863     161,441


 Operating income from
  joint ventures            1,491      21,809       4,201      69,630
                       ----------- ----------- ----------- -----------

 Operating income          76,647      53,182     175,064     231,071

 Other income
  (expense):
   Interest expense        (1,635)       (107)     (3,498)       (847)
   Other income
    (expense), net          1,994         122      60,123         662
                       ----------- ----------- ----------- -----------
                              359          15      56,625        (185)
                       ----------- ----------- ----------- -----------

 Income before income
  taxes and minority
  interests                77,006      53,197     231,689     230,886

 Income tax provision     (26,171)    (18,265)    (86,871)    (81,522)
                       ----------- ----------- ----------- -----------

 Income before minority
  interests                50,835      34,932     144,818     149,364

 Minority interests,
  net of tax                 (620)       (490)     (1,934)     (2,497)

 Pre-acquisition
  interests, net of tax                               184
                       ----------- ----------- ----------- -----------
 Net income              $ 50,215    $ 34,442  $  143,068    $146,867
                       =========== =========== =========== ===========


 Basic earnings per
  share                  $   1.63    $   1.13  $     4.68    $   4.83
                       =========== =========== =========== ===========

 Diluted earnings per
  share                  $   1.62    $   1.11  $     4.65    $   4.72
                       =========== =========== =========== ===========


                        Schnitzer Steel Industries, Inc.
                          Selected Operating Statistics
                                   (Unaudited)

                                                             Total
                 Q1 FY06   Q2 FY06    Q3 FY06    Q4 FY06      FY06
                 -------- ---------- ---------- ---------- ----------
Metals Recycling
 Business
  Ferrous
   Recycled Metal
   Sales Prices
   ($/LT)(1)
    Domestic        $207       $203       $215       $238       $217
    Exports          204        196        206        245        214
      Total
       Processing    205        198        210        243        215
    Trading          216        178        222        253        226

  Ferrous
   Processing
   Sales Volume
   (LT)(2)(3)
   Cascade       154,146    147,986    174,833    190,971    667,936
   Domestic       58,343    158,177    176,339    130,164    523,023
   Export        336,712    605,386    534,966    621,182  2,098,246
                 ----------------------------------------------------
     Total
      Processed  549,201    911,549    886,138    942,317  3,289,205
                 ----------------------------------------------------

  Ferrous Trading
   Sales Volume
   (LT)(3)
    Trading      306,716    154,387    351,173    459,323  1,271,599

                 ----------------------------------------------------
  Total Ferrous
   Sales Volume
   (LT)(2)(3)    855,917  1,065,936  1,237,311  1,401,640  4,560,804
                 ====================================================

  Nonferrous
   Sales Volume
   (pounds, in
   thousands)(3)  50,035     71,800     91,610     87,838    301,283


Steel
 Manufacturing
 Business
  Sales Prices
   ($/NT)(1)(2)
    Average         $517       $522       $523       $548       $528

  Sales Volume
   (NT)
    Rebar         98,101     89,114    103,623     98,765    389,603
    Coiled
     Products     48,716     57,061     66,093     61,504    233,374
    Merchant Bar
     and Other    19,241     18,540     20,783     21,188     79,752
                 ----------------------------------------------------
      Total      166,058    164,715    190,499    181,457    702,729
                 ====================================================

Auto Parts
 Business
  Number of self-
   service
   locations at
   end of quarter     30         31         32         34         34
  Number of full-
   service sites
   at end of
   quarter (4)        19         18         18         17         17


                      Q1 FY05  Q2 FY05  Q3 FY05  Q4 FY05       FY05
                      -------- -------- -------- --------   ----------
Metals Recycling
 Business
  Ferrous Recycled
   Metal Sales Prices
   ($/LT)(1)
    Domestic             $228     $229     $222     $206         $217
    Exports               245      247      237      216          238
      Total Processing    236      240      231      211          230
    Trading                 -        -        -        -            -

  Ferrous Processing
   Sales Volume
   (LT)(2)(3)
   Cascade            159,463  110,033  189,559  166,268      625,323
   Domestic            16,500    9,440   16,903   21,986       64,829
   Export             294,900  356,607  293,746  229,921    1,175,174
                      ------------------------------------------------
     Total Processed  470,863  476,080  500,208  418,175    1,865,326
                      ------------------------------------------------

  Ferrous Trading
   Sales Volume
   (LT)(3)
    Trading                 -        -        -        -            -

                      ------------------------------------------------
  Total Ferrous Sales
   Volume (LT)(2)(3)  470,863  476,080  500,208  418,175    1,865,326
                      ================================================

  Nonferrous Sales
   Volume (pounds, in
   thousands)(3)       29,368   30,932   33,600   31,843      125,743


Steel Manufacturing
 Business
  Sales Prices
   ($/NT)(1)(2)
    Average              $534     $517     $510     $493         $512

  Sales Volume (NT)
    Rebar              55,956   62,302  103,973   93,331      315,562
    Coiled Products    56,679   50,391   51,579   57,306      215,955
    Merchant Bar and
     Other             13,703   11,957   16,349   19,161       61,170
                      ------------------------------------------------
      Total           126,338  124,650  171,901  169,798      592,687
        ================================================

Auto Parts Business
  Number of self-
   service locations
   at end of quarter       26       30       30       30           NA
  Number of full-
   service sites at
   end of quarter (4)       -        -        -        -           NA


(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.

(2) Includes sales to the Steel Manufacturing Business for all quarters.

(3) The Company elected to consolidate results of the businesses formed from the Hugo Neu Corporation separation agreement and Regional Recycling as though the transactions had occurred at the beginning of the fiscal year.

(4) Reflects the addition of Greenleaf Auto Recyclers to the Auto
     Parts Business in the first quarter of 2006.


     CONTACT: Schnitzer Steel Industries, Inc.
              Investor Relations: Rob Stone, 503-224-9900
              Press Relations: Tom Zelenka, 503-323-2821 www.schnitzersteel.com ir@schn.com